Exhibit 99.1

NRG Yield, Inc. Reports Third Quarter 2016 Financial Results,
Updates 2016 and Initiates 2017 Financial Guidance,
Increases Fourth Quarter Dividend by 4.2%

•	Updating 2016 Financial Guidance to reflect both the year-to-date Drop Down Assets from NRG Energy, Inc. (NRG) and for business outperformance primarily in the Renewable Segment

•	Raised over $200 million in excess cash from recent financings, including the October issuance of $125 million in non-recourse project debt at the Thermal Segment

•	Initiating 2017 Financial Guidance which excludes impacts from the deployment of excess cash through 2017

•	Increasing quarterly dividend by 4.2%, achieving 16% year-over-year dividend per share growth

•	Executed turnkey agreement with NRG for construction of new University of Pittsburgh Medical Center (UPMC) thermal project

•	Announcing Chad Plotkin as NRG Yield's Chief Financial Officer

PRINCETON, NJ — November 4, 2016 — NRG Yield, Inc. (NYSE: NYLD, NYLD.A) today reported third quarter 2016 financial results including Net Income of $47 million, Adjusted EBITDA of $246 million, Cash from Operating Activities of $224 million, and Cash Available for Distribution (CAFD) of $140 million.

"NRG Yield's diversified contracted generation portfolio performed exceptionally well during the third quarter largely as a result of strong wind conditions across the renewable segment," said Christopher Sotos, NRG Yield's President and Chief Executive Officer. "We continue to take advantage of favorable market conditions and make progress on our strategic initiatives with the October issuance of additional non-recourse financing at our Thermal platform. NRG Yield now has over $200 million of immediately available growth capital, which when invested will create additional Cash Available for Distribution that has not been factored into our 2017 Financial Guidance. Further, when augmented by excess corporate cash expected to be generated through 2017, the unutilized ATM, and the undrawn revolver, NRG Yield is well positioned for longer term growth."

Overview of Financial and Operating Results

Segment Results

Table 1: Net Income1

($ millions)	Three Months Ended		Nine Months Ended
Segment	9/30/16	9/30/15	9/30/16	9/30/15
Conventional	39	44	108	103
Renewable	34	9	71	(7)
Thermal	10	9	24	20
Corporate	(36)	(30)	(92)	(63)
Net Income	47	32	111	53

1 In accordance with GAAP, 2016 and 2015 results have been recast to include the Drop Down Assets acquired by NRG Yield from NRG on September 1, 2016, and November 3, 2015, as if the combinations had been in effect from the beginning of the financial statement period.

Table 2: Adjusted EBITDA2

($ millions)	Three Months Ended		Nine Months Ended
Segment	9/30/16	9/30/15	9/30/16	9/30/15
Conventional	77	81	225	223
Renewable	156	128	432	315
Thermal	17	16	45	41
Corporate	(4)	(4)	(10)	(10)
Adjusted EBITDA	246	221	692	569

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Nine Months Ended
($ millions)	9/30/16	9/30/15	9/30/16	9/30/15
Cash from Operating Activities	224	212	439	310
Cash Available for Distribution (CAFD)[3]	140	134	249	169

For the third quarter of 2016, NRG Yield reported Net Income of $47 million, Adjusted EBITDA of $246 million, Cash from Operating Activities of $224 million, and CAFD of $140 million. Third quarter results were higher than 2015 primarily due to increased wind production in the Renewable segment.

For the nine months ending September 30, 2016, NRG Yield reported Net Income of $111 million, Adjusted EBITDA of $692 million, Cash from Operating Activities of $439 million, and CAFD of $249 million. Year-to-date results were higher than 2015 primarily due to increased wind production in the Renewable Segment and the acquisitions of Desert Sunlight and Spring Canyon.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Nine Months Ended
	9/30/16	9/30/15	9/30/16	9/30/15
Equivalent Availability Factor (Conventional)	97.3%	99.6%	94.1%	92.8%
Renewable Generation Sold (MWh)	1,744	1,596	5,563	4,813
Thermal Generation Sold (MWht)[4]	508	560	1,558	1,738

In the third quarter of 2016, generation in the Renewable Segment was significantly above expectations and 9% higher than the third quarter of 2015 primarily due to stronger wind resources at the Alta wind portfolio in California. Further, in the third quarter of 2016, NRG Yield experienced lower equivalent availability in the Conventional Segment versus the third quarter of 2015. In July and August 2016, Walnut Creek experienced two unrelated forced outages resulting from damage to a circuit breaker and a compressor on Units 2 and 4, respectively. Unit 2 returned to service on August 10, 2016, and Unit 4 returned to service on September 15, 2016.

2 In accordance with GAAP, 2016 and 2015 results have been recast to include the Drop Down Assets acquired by NRG Yield from NRG on September 1, 2016, and November 3, 2015, as if the combinations had been in effect from the beginning of the financial statement period.
3 During the third quarter of 2016, NRG Yield revised its definition of CAFD to reflect cash reimbursed for network upgrades, which is reflected as a decrease in our notes receivable balance. All periods have been recast to reflect the revised definition.
4 Also includes Thermal MWh sold

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	9/30/16	06/30/16	12/31/15
Cash and Cash Equivalents	200	89	111
Restricted Cash	138	123	131
Total Cash	338	212	242
Revolver Availability	431	110	133
Total Liquidity	769	322	375

Total liquidity as of September 30, 2016 was $769 million, an increase of $394 million from December 31, 2015. This reflects an increase in revolver availability of $298 million and an increase in cash of $96 million5 due to the issuance of non-recourse project level debt at CVSR and the senior unsecured notes at NRG Yield Operating LLC. Total liquidity as of September 30, 2016, does not include the $125 million in additional Non-Recourse Thermal Financing (defined below) closed on October, 31, 2016, as described below.

As of November 1, 2016, when including the excess proceeds raised from the issuance of Non-Recourse Project Level debt at CVSR and the result of the Financing Updates described below, NRG Yield now has approximately $215 million in immediately available cash that can be deployed for growth investments.

Financing Updates

NRG Yield Operating LLC (Corporate Financing)

On August 18, 2016, NRG Yield Operating LLC issued $350 million of senior unsecured notes that bear an interest at a rate of 5.00% and mature on September 15, 2026. A portion of the proceeds were used to repay outstanding cash borrowings under the revolving credit facility.

NRG Energy Center Minneapolis LLC (Non-Recourse Thermal Financing)

On October 31, 2016, NRG Energy Center Minneapolis LLC issued $125 million of 3.55% Series D notes and established a shelf facility for the anticipated issuance of $70 million of Series E notes. The Series D notes will be paid on an interest-only basis until amortization begins in December 2025. The notes mature on October 31, 2031, at which time there will be a $37.5 million final payment due with respect to the remaining principal balance of the debt. The proceeds from the Series D notes will be utilized by NRG Yield for general corporate purposes and growth capital. The proceeds from the Series E notes, if issued, will be utilized to make payments with respect to the University of Pittsburgh Medical Center (UPMC) Engineering, Procurement, and Construction Agreement as described below.

Growth Investments

Investment Partnerships with NRG Energy

During the third quarter of 2016, NRG Yield invested $6 million and $2 million respectively in the distributed solar investment partnerships (residential and business renewables) with NRG. Following these contributions, NRG Yield has invested $156 million in the partnerships and co-owns approximately 95 MW6 of distributed solar (residential and business renewables) capacity with a weighted average contract life of approximately 19 years.

UPMC Thermal Project

On October 31, 2016, NRG Business Services LLC, a subsidiary of NRG, and NRG Energy Center Pittsburgh LLC (NECP), a subsidiary of NRG Yield, entered into an Engineering, Procurement, and Construction (EPC) agreement for the construction of a 73 MWt district energy system for NECP to provide approximately 150 kpph of steam, 6,750 tons of chilled water and 7.5 MW of emergency backup power service to UPMC. The initial term of the energy services agreement (under fixed capacity payments) with UPMC Mercy will be for a period of twenty years from the service commencement date.  Pursuant to the terms of the EPC
5 See Appendix A-6 for Nine Months Ended September 30, 2016. Sources and Uses of Cash and Cash Equivalents detail
6 Includes 14 MW of residential solar leases acquired outside of partnership. MWs previously reported in MWDC agreement, NECP shall pay NRG Business Services LLC, $79 million, subject to adjustment based upon certain conditions in the EPC agreement, upon substantial completion of the project. The project is expected to achieve commercial operations in the first quarter of 2018.

Quarterly Dividend Updates

On November 2, 2016, NRG Yield’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.25 per share ($1.00 per share annualized) payable on December 15, 2016, to stockholders of record as of December 1, 2016. This equates to a 4.2% increase over the prior quarter and an increase of 16% over the previous year after taking into account the May 14, 2015, recapitalization of the Company.

Seasonality

NRG Yield’s quarterly operating results are impacted by seasonal factors. The majority of NRG Yield’s revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s core markets. The factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•	Higher summer capacity prices from conventional assets;

•	Higher solar insolation during the summer months;

•	Higher wind resources during the spring months;

•	Debt service payments which are made either quarterly or semi-annually; and

•	Timing of maintenance capital expenditures

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distribution on a quarterly basis.

Updating 2016 Financial Guidance and Initiating 2017 Guidance

NRG Yield is updating full year 2016 financial guidance which includes the impact from the acquisition of the 51.05% equity interest in CVSR which closed on September 1, 2016. In accordance with GAAP, the acquisition is accounted for as if the combination had been in effect from the beginning of the of the financial statement period. Other changes relate to the increased investment in the distributed generation partnerships with NRG as well as year-to-date outperformance of the operating portfolio, although actual results may vary depending on the operating performance of the assets through the balance of the year. Additionally, due to the timing of debt service, full year updated 2016 financial guidance does not include the cost of financing for transactions described above and includes only a limited amount of debt service associated with the non-recourse project financing at CVSR in July 2016.

NRG Yield is also initiating 2017 full year Financial Guidance. This financial guidance does not factor in the deployment of approximately $215 million of available excess cash, but does include the full year cost of financing for transactions described above, including the non-recourse project financing at CVSR issued in July 2016.

($ millions)	Prior 2016 Full Year Guidance	Updated 2016 Full Year Guidance	2017 Full Year Guidance
Net Income	230	140	110
Adjusted EBITDA	805	885	865
Cash from Operating Activities	527	573	548
Cash Available for Distribution (CAFD)[7]	265	290	255

NRG Yield is targeting a quarterly dividend per share growth of 15% annually on each of its Class A and Class C common stock through 2018.

7 During the third quarter of 2016, NRG Yield revised its definition of CAFD to reflect cash reimbursed for network upgrades, which is reflected as a decrease in our notes receivable balance. All periods have been recast to reflect the revised definition.

Earnings Conference Call

On November 4, 2016, NRG Yield will host a conference call at 9:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG Yield’s website at http://www.nrgyield.com and clicking on “Presentations & Webcasts.”

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States, including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than two million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols NYLD and NYLD.A, respectively. Visit www.nrgyield.com for more information.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our Net Income, Adjusted EBITDA, Cash from Operating Activities, cash available for distribution, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG Yield believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully execute acquisitions, our ability to enter into new contracts as existing contracts expire, our ability to acquire assets from NRG Energy, Inc. or third parties, our ability to maintain or create successful partnering relationships with NRG Energy and other third parties, our ability to close Drop Down transactions, and our ability to maintain and grow our quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

NRG Yield undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, November 4, 2016, and are based on assumptions believed to be reasonable as of this date. NRG Yield expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG Yield makes available free of charge at www.nrgyield.com, copies of materials it files with, or furnish to, the SEC.

# # #

Contacts:

Media:             Investors:

Karen Cleeve        Kevin L. Cole, CFA
609.524.4608        609.524.4526

Marijke Shugrue        Lindsey Puchyr
609.524.5262        609.524.4527

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions, except per share amounts)	2016	2015	2016	2015
Operating Revenues
Total operating revenues	$272	$256	$789	$729
Operating Costs and Expenses
Cost of operations	76	82	238	246
Depreciation and amortization	75	69	224	222
General and administrative	4	3	10	9
Acquisition-related transaction and integration costs	—	1	—	2
Total operating costs and expenses	155	155	472	479
Operating Income	117	101	317	250
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	13	12	29	19
Other income, net	1	—	3	2
Loss on debt extinguishment	—	(2)	—	(9)
Interest expense	(71)	(71)	(213)	(201)
Total other expense, net	(57)	(61)	(181)	(189)
Income Before Income Taxes	60	40	136	61
Income tax expense	13	8	25	8
Net Income	47	32	111	53
Less: Pre-acquisition net income (loss) of Drop Down Assets	6	(2)	10	(6)
Net Income Excluding Pre-acquisition Net Income (Loss) of Drop Down Assets	41	34	101	59
Less: Net income attributable to noncontrolling interests	8	17	31	37
Net Income Attributable to NRG Yield, Inc.	$33	$17	$70	$22
Earnings Per Share Attributable to NRG Yield, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic	35	35	35	35
Weighted average number of Class A common shares outstanding - diluted	49	35	49	35
Weighted average number of Class C common shares outstanding - basic	63	63	63	44
Weighted average number of Class C common shares outstanding - diluted	73	63	63	44
Earnings per Weighted Average Class A and Class C Common Share - Basic	$0.34	$0.18	$0.72	$0.28
Earnings per Weighted Average Class A Common Share - Diluted	0.30	0.18	0.68	0.28
Earnings per Weighted Average Class C Common Share - Diluted	0.32	0.18	0.72	0.28
Dividends Per Class A Common Share	0.24	0.21	0.695	0.8
Dividends Per Class C Common Share	$0.24	$0.21	$0.695	$0.41

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2016	2015	2016	2015
Net Income	$47	$32	$111	$53
Other Comprehensive Income, net of tax
Unrealized gain (loss) on derivatives, net of income tax benefit of $1, $9, $13 and $13	21	(31)	(36)	(28)
Other comprehensive income (loss)	21	(31)	(36)	(28)
Comprehensive Income	68	1	75	25
Less: Pre-acquisition net income (loss) of Drop Down Assets	6	(2)	10	(6)
Less: Comprehensive income attributable to noncontrolling interests	30	2	16	32
Comprehensive Income (Loss) Attributable to NRG Yield, Inc.	$32	$1	$49	$(1)

NRG YIELD, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	September 30, 2016	December 31, 2015
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$200	$111
Restricted cash	138	131
Accounts receivable — trade	115	101
Accounts receivable — affiliate	2	—
Inventory	37	36
Derivative instruments	1	—
Notes receivable	17	17
Prepayments and other current assets	21	20
Total current assets	531	416
Property, plant and equipment, net	5,711	5,878
Other Assets
Equity investments in affiliates	690	697
Notes receivable	18	30
Intangible assets, net	1,303	1,362
Deferred income taxes	182	170
Other non-current assets	47	136
Total other assets	2,240	2,395
Total Assets	$8,482	$8,689
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$281	$264
Accounts payable — trade	23	23
Accounts payable — affiliate	29	86
Derivative instruments	32	39
Accrued expenses and other current liabilities	94	77
Total current liabilities	459	489
Other Liabilities
Long-term debt	5,359	5,329
Accounts payable — affiliate	11	—
Derivative instruments	107	61
Other non-current liabilities	78	72
Total non-current liabilities	5,555	5,462
Total Liabilities	6,014	5,951
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 182,848,000 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 62,784,250, Class D 42,738,750) at September 30, 2016, and December 31, 2015	1	1
Additional paid-in capital	1,858	1,855
Retained earnings	35	12
Accumulated other comprehensive loss	(48)	(27)
Noncontrolling interest	622	897
Total Stockholders' Equity	2,468	2,738
Total Liabilities and Stockholders' Equity	$8,482	$8,689

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2016	2015
	(In millions)
Cash Flows from Operating Activities
Net income	$111	$53
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(29)	(19)
Distributions from unconsolidated affiliates	39	40
Depreciation, amortization and ARO accretion	226	224
Amortization of financing costs and debt discounts	15	13
Amortization of intangibles and out-of-market contracts	57	41
Adjustment for debt extinguishment	—	9
Changes in deferred income taxes	25	8
Changes in derivative instruments	(5)	(38)
Disposal of asset components	5	2
Changes in prepaid and accrued capacity payments	2	(1)
Changes in other working capital	(7)	(22)
Net Cash Provided by Operating Activities	439	310
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	—	(37)
Acquisition of Drop Down Assets, net of cash acquired	(77)	(489)
Capital expenditures	(16)	(17)
Increase in restricted cash	(7)	(24)
Decrease in notes receivable	11	13
Proceeds from renewable energy grants	—	22
Return of investment from unconsolidated affiliates	16	16
Investments in unconsolidated affiliates	(69)	(351)
Net Cash Used in Investing Activities	(142)	(867)
Cash Flows from Financing Activities
Net contributions from noncontrolling interests	7	123
Distributions to NRG for CVSR and NRG Wind TE Holdco	(122)	(52)
Proceeds from the issuance of common stock	—	599
Payment of dividends and distributions to shareholders	(127)	(99)
Payment of debt issuance costs	(6)	(13)
Net (payments for) borrowings from the revolving credit facility	(306)	92
Proceeds from the issuance of long-term debt	550	292
Payments for long-term debt	(204)	(669)
Net Cash (Used in) Provided by Financing Activities	(208)	273
Net Increase (Decrease) in Cash and Cash Equivalents	89	(284)
Cash and Cash Equivalents at Beginning of Period	111	429
Cash and Cash Equivalents at End of Period	$200	$145

Appendix Table A-1: Three Months Ended September 30, 2016, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	39	34	10	(36)	47
Plus:
Income Tax Expense	—	—	—	13	13
Interest Expense, net	13	36	2	19	70
Depreciation, Amortization, and ARO Expense	21	50	5	—	76
Contract Amortization	1	16	—	—	17
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	20	—	—	23
Adjusted EBITDA	77	156	17	(4)	246

Appendix Table A-2: Three Months Ended September 30, 2015, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	44	9	9	(30)	32
Plus:
Income Tax Expense	—	—	—	8	8
Interest Expense, net	12	40	1	17	70
Depreciation, Amortization, and ARO Expense	20	46	5	—	71
Contract Amortization	2	11	1	—	14
Merger and Transaction Costs	—	—	—	1	1
Loss on Debt Extinguishment	—	2	—	—	2
Mark to Market (MtM) Losses on economic hedges	—	2	—	—	2
Other non recurring charges	—	1	—	—	1
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	17	—	—	20
Adjusted EBITDA	81	128	16	(4)	221

Appendix Table A-3: Nine Months Ended September 30, 2016, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	108	71	24	(92)	111
Plus:
Income Tax Expense	—	—	—	25	25
Interest Expense, net	36	114	5	57	212
Depreciation, Amortization, and ARO Expense	61	150	15	—	226
Contract Amortization	10	46	1	—	57
Other non recurring charges	—	3	—	—	3
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	10	48	—	—	58
Adjusted EBITDA	225	432	45	(10)	692

Appendix Table A-4: Nine Months Ended September 30, 2015, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	103	(7)	20	(63)	53
Plus:
Income Tax Expense	—	—	—	8	8
Interest Expense, net	36	115	5	43	199
Depreciation, Amortization, and ARO Expense	62	148	14	—	224
Contract Amortization	4	34	2	—	40
Merger and Transaction Costs	—	—	—	2	2
Loss on Debt Extinguishment	7	2	—	—	9
Mark to Market (MtM) (Gains) on economic hedges	—	(1)	—	—	(1)
Other non recurring charges	—	1	—	—	1
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	11	23	—	—	34
Adjusted EBITDA	223	315	41	(10)	569

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Nine Months Ended
($ in millions)	9/30/16	9/30/15	9/30/16	9/30/15
Adjusted EBITDA	246	221	692	569
Cash interest paid	(63)	(65)	(198)	(204)
Changes in prepaid and accrued capacity payments	67	65	2	(1)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(36)	(31)	(87)	(52)
Distributions from unconsolidated affiliates	17	19	39	40
All other changes in working capital	(7)	3	(9)	(42)
Cash from Operating Activities	224	212	439	310
All other changes in working capital	7	(3)	9	42
Return of investment from unconsolidated affiliates	(2)	1	16	16
Net contributions (to)/from noncontrolling interest	(4)	—	(2)	—
Cash distributions to non-controlling interest prior to Drop Down (NRG)	(3)	(8)	(9)	(27)
Maintenance Capital expenditures	(3)	(2)	(12)	(8)
Principal amortization of indebtedness	(81)	(71)	(203)	(177)
Reimbursement of Network Upgrades	2	5	11	13
Cash Available for Distribution	140	134	249	169

Appendix Table A-6: Nine Months Ended September 30, 2016, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in the first nine months of 2016:

Nine Months Ended
($ in millions)	9/30/16
Sources:
Proceeds from the issuance of long-term debt	550
Net Cash Provided by Operating Activities	439
Return of investment from unconsolidated affiliates	16
Other net cash inflows	5
Uses:
Net repayments of the revolving credit facility	(306)
Payments for long-term debt	(204)
Payment of dividends and distributions to shareholders	(127)
Distributions to NRG for CVSR and NRG Wind TE Holdco	(122)
Acquisition of Drop Down Assets, net of cash acquired	(77)
Investments in unconsolidated affiliates	(69)
Capital expenditures	(16)

Change in cash and cash equivalents	89
Change in restricted cash	7
Change in total cash	96

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	Prior 2016 Full Year Guidance
Net Income	230
Income Tax Expense	45
Interest Expense, net	270
Depreciation, Amortization, and Accretion Expense	260
Adjusted EBITDA	805
Cash interest paid	(235)
Changes in prepaid and accrued capacity payments	(8)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(122)
Cash distributions from unconsolidated affiliates	87
Cash from Operating Activities	527
Net contributions from noncontrolling interest	1
Maintenance capital expenditures	(25)
Principal amortization of indebtedness	(238)
Estimated Cash Available for Distribution	265

Appendix Table A-8: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	Updated 2016 Full Year Guidance
Net Income	140
Income Tax Expense	25
Interest Expense, net	285
Depreciation, Amortization, and Accretion Expense	360
Other non recurring charges	3
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	72
Adjusted EBITDA	885
Cash interest paid	(265)
Changes in prepaid and accrued capacity payments	(8)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(115)
Cash distributions from unconsolidated affiliates	76
Cash from Operating Activities	573
Net contributions from noncontrolling interest	(2)
Maintenance capital expenditures	(23)
Cash distributions to non-controlling interest prior to Drop Down (NRG)	(9)
Principal amortization of indebtedness	(265)
Reimbursement of Network Upgrades	16
Estimated Cash Available for Distribution[9]	290

9 During the third quarter of 2016, NRG Yield revised its definition of CAFD to reflect cash reimbursed for network upgrades, which is reflected as a decrease in our notes receivable balance. All periods have been recast to reflect the revised definition.

Appendix Table A-9: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	2017 Full Year Guidance
Net Income	110
Income Tax Expense	20
Interest Expense, net	310
Depreciation, Amortization, and Accretion Expense	355
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	70
Adjusted EBITDA	865
Cash interest paid	(280)
Changes in prepaid and accrued capacity payments	(4)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(108)
Cash distributions from unconsolidated affiliates	75
Cash from Operating Activities	548
Net contributions from noncontrolling interest	1
Maintenance capital expenditures	(27)
Principal amortization of indebtedness	(283)
Reimbursement of Network Upgrades	16
Estimated Cash Available for Distribution	255

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG Yield’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG Yield considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG Yield does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG Yield’s business. NRG Yield compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG Yield considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG Yield may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods.

This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution (CAFD) is adjusted EBITDA plus cash dividends from unconsolidated affiliates, decrease in notes receivable, less maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, and changes in prepaid and accrued capacity payments. Management believes cash available for distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors. During the third quarter of 2016, we revised our definition of CAFD to reflect cash reimbursed for network upgrades, which is reflected as a decrease in our notes receivable balance. All periods have been recast to reflect the revised definition.

We believe cash available for distribution is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, cash available for distribution is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to cash available for distribution is cash from operating activities.

However, cash available for distribution has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. Cash available for distribution is a non GAAP measure and should not be considered an alternative to cash from operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of cash available for distribution are not necessarily comparable to cash available for distribution as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash from operating activities.